Exhibit 10.1

MINERAL LEASE AGREEMENT

Ammetco Inc. (Ammetco) agrees to lease to Maneki Mining Inc. (Maneki) the unpatented lode mining claims attach as Exhibit “A”, located in portions of sections 14 and 23, T 7S, R 1 E, MDB&M in Owyhee County, Idaho (referred to as Property), subject to the following conditions:

Recitals:

A.    “Effective Date” means date of final signatory.

B.    “Lease Year” means each one (1) year period following the Effective Date and each anniversary of the Effective Date.

Warranties.   Ammetco warrants that the Property is held by Ammetco under terms of a Letter Agreement dated November 6, 1996 with Nevada Mine Properties II, Inc., the underlying owner of the Property, more particularly described in Exhibit A, and said claims are free from all liens and encumbrances.

C.    Exploration and Development Rights.  Ammetco will grant the Property to Maneki for the Lease period with the exclusive right to explore, develop, and mine the Property for gold, silver, and other valuable minerals.

D.    Performance Requirements / Assumption of Claim Maintenance.  Under applicable Federal, State and County laws and regulations, Federal, State, and County annual mining claim maintenance or rental fees are required to be paid for the unpatented mining claims which constitute all or part of the Property, beginning with the annual assessment work period of September 1, 2004 to September 1, 2005.  Maneki shall timely and properly pay the Federal, State, and County annual mining claim maintenance or rental fees, and shall execute and record or file, as applicable, proof of payment of the Federal, State, and County annual mining maintenance or rental fees and of Ammetco’s intention to hold the unpatented mining claims which constitute the Property.  If Maneki does not terminate this Lease before June 1 or any subsequent Lease Year, Maneki will be obligated either to pay the Federal, State, and Local annual mining claim maintenance or rental fees for the Property due that year or to reimburse Ammetco for same.

E.     Area of Interest.  Any additional claims located or acquired by Maneki within three (3) miles from the exterior boundaries of the mining claims described in Exhibit “A” shall become a part of the leased property and shall be subject to the terms of this lease as of the Effective Date.

F.     Schedule of Minimum Payments.  Maneki shall pay to Ammetco minimum payments, which shall be advance payments of the Royalty, of US$4,000.00 (four thousand dollars) upon execution of this lease.  Maneki may extend this lease upon payment of the following:

1.                        Pay Ammetco US$5,000.00 on or before the first anniversary of the execution of this lease.

2.                        Pay Ammetco US$10,000.00 on or before the second anniversary of the execution of this lease.

3.                        Pay Ammetco US$10,000.00 on or before the third anniversary of the execution of this lease.

4.                        Pay Ammetco US$15, 000.00 on or before the fourth anniversary of the execution of this lease.

5.                        Each annual payment thereafter shall be US$50,000.00 plus an annual increase or decrease equivalent to the rate of inflation designated by the Consumer’s Price Index (CPI) for that year with execution year as base year.  Each such payment shall be made on or before the successive anniversary of the execution of this lease.

H.    Buyout.  Buyout price is US$5,000,000 (five million dollars) from which advance royalty payments, made up to the day of the buyout, may be subtracted from the Buyout price.  Maneki will pay Ammetco a perpetual one-half per cent (0.5%) royalty on Net Smelter Returns (as defined below in Section I. of this document) thereafter.

I.       Definition of Net Smelter Returns.  During the term of this Agreement, Maneki shall pay to Ammetco, as a landowner’s Production Royalty, a percentage of the Net Smelter Returns (as defined below) from the sale of any Valuable Minerals, Ore, and Product mined and sold from the Property.   “Net Smelter Returns” are defined as the gross revenues actually received by Maneki from the sales of any Valuable Minerals extracted and produced from the Property less the following charges:

1.                           All costs to Maneki of weighing, sampling, determining moisture content and packaging such material and of loading and transporting it to the point of sale, including insurance and in-transit security costs.

2.                           All smelter costs and all charges and penalties imposed by the smelter, refinery, or purchaser.

3.                           Marketing costs and commissions.

4.                           Not withstanding the foregoing, for purposes of determining the royalty payable to Ammetco on any gold and/or silver produced from the Property, the price attributed to such gold and/or silver shall be the price per ounce of gold and/or silver on which the royalty is to be paid (as the case may be) as quoted on the London Metals Exchange at the PM fix on the day prior to the date of final settlement from the smelter, refinery or other buyer of the gold and/or silver on which the royalty is to be paid (the “Quoted Price”).  For purposes of determining the gross revenues, in the event Maneki elects not to sell any portion of the gold and/or silver mined from the Property, but instead elects to have the final product of any such gold and/or silver credited to be held for its account with any smelter, refiner, or broker, such gold and/or silver shall be deemed to have been sold at the Quoted Price on the day such gold and/or silver is actually credited to or placed in Maneki’s account.  The percentage for this Production Royalty shall be four per cent (4%).

5.                           Ammetco shall be paid the Production Royalty quarterly by certified check by Maneki.

J.      Conditions of Termination by Ammetco.  This Lease may be terminated at any time by Ammetco subject to the following:

1.      If  Maneki fails to meet the above lease payments, Ammetco must give written notice to Maneki of such default.  After receipt of default, Maneki has 15 days to cure the default.

2.      If Maneki fails to make Federal, State, and County maintenance payments or filing fees at least 15 days prior to due date, Maneki shall notify Ammetco of a possible default.  After 10 days, if the default is not cured Ammetco may initiate payment on the claims.  Maneki will be able to cure this default by reimbursing all Federal, State, and County Payments made by Ammetco plus a 20% penalty within 30 days.

K.   Conditions of Termination by Maneki.  This Lease may be terminated at any time by Maneki subject to the following:

1.     Maneki must give written notice 30 days prior to relinquishing the leased property.

2.     In the event Maneki desires to terminate the agreement after June1 of any year, Maneki shall be responsible for all Federal, State, and County maintenance and filing fees for the next assessment year regarding the leased property.

3.     Maneki shall deliver to Ammetco, in reproducible form, all data generated or obtained for the leased property, whether factual or interpretive as defined in section P.

4.     Maneki shall quitclaim to Ammetco all claims located or acquired by Maneki within three (3) mile area of interest described in section E.

L.     Reclamation, Compliance with the Law.  All exploration and development work performed by Maneki during the term of this Agreement shall conform with the applicable laws and regulations of the state in which the Property is situated and of the United States of America.  Maneki shall be fully responsible for compliance with all applicable Federal, State, and local reclamation statutes, regulations, and ordinances relating to such work, at Maneki’s cost, and Maneki shall indemnify and hold harmless Ammetco from any and all claims, assessments, fines, and actions arising from Maneki’s failure to perform the foregoing obligations.  Maneki’s reclamation obligation shall survive termination of the Agreement.  Ammetco agrees to cooperate with Maneki in Maneki’s application for governmental licenses, permits, and approvals, the costs of which shall be borne by Maneki.   Maneki shall own all governmental licenses, permits, and approvals.

M.  Liens.  Maneki shall keep the property free from any and all liens and encumbrances.

N.   Transfer, Assignment, Right of First Refusal.  Either party shall be free to assign its rights under the detailed agreement to an affiliate company.  They also shall have the right to transfer all or part of their interest in the Agreement to a third party, but transfers to a third party shall be subject to a right of first refusal by Ammetco.  Assignments permitted under this paragraph shall not be effective unless and until the permitted assignee agrees in writing in form and substance acceptable to the remaining party assuming all of the assigning party’s obligations under this Lease Agreement.  The party assigning interest in this lease shall notify the other party within 15 days of such assignment and all parts of this agreement will remain in effect.

O.   Lease Term.  The term of this lease is for twenty (20) years, renewable for an additional twenty (20) years so long as conditions of the lease are met.

P.     Data and Reports.  Upon and after execution of the detailed agreement, Ammetco will make available to Maneki all technical data, survey notes or maps, samples, drilling results including drill logs and reports concerning the Property which Ammetco possesses, or to which it has access, of which it acquires in the future.  Within 60 days after termination of the detailed agreement, Maneki shall return to Ammetco all information of a nature similar to that described above and developed by Maneki during the term of the Mining Lease.  If requested by Ammetco not more than once in any 12 calendar months, Maneki shall submit to Ammetco, within 60 days of

Maneki’s receipt of such request, an annual progress report describing Maneki’s work upon the Property, the results of such work, and the amounts expended by Maneki in furtherance thereof to the date of such report.

Q.   Notification to Ammetco.  All notices and payments from Maneki to Ammetco shall be sent to:

                        Mr. Earl Dodson, President
                        Ammetco Inc.
                        2990 St. Kilda Ave.
                        North Vancouver, B. C.  Canada  V7N 2A7

      or any other person Ammetco shall designate.  If Ammetco designates an alternative person to receive notices and payment, they shall provide written notice of such to Maneki.  All lease payments shall be made in the form of a check payable to Ammetco Inc.

R.    Notification to Maneki.  All notices from Ammetco to Maneki shall be sent to:

                        Maneki Mining Inc.
                        4462 John St.
                        Vancouver, BC   Canada  V5V 3X1

      or any other person Maneki shall designate.  If Maneki designates an alternative person to receive notices, they shall provide written notice of such to Ammetco.

The parties have executed this Lease Agreement effective as of the Effective Date.

AMMETCO INC.

By     /s/ Earl Dodson

Title   President

Personally appeared before me ___________________________________  with whom I am personally acquainted (or proved to me on the basis of satisfactory evidence) and who acknowledged that he executed the within instrument for the purposes therein contained.

Witness my hand, at office, this      3rd         day of ,     December     20  04  .

MANEKI

By     /s/  Sean Philip Watkinson

Title      President

Personally appeared before me ___________________________________  with whom I am personally acquainted (or proved to me on the basis of satisfactory evidence) and who acknowledged that he executed the within instrument for the purpose therein contained.

Witness my hand, at office, this     3rd          day of     December    , 20  04  .

___________________________________

NOTARY PUBLIC

EXHIBIT “A”

CLAIM NAME                                                                                                         BLM SERIAL NUMBER

POISON #1                                                                                                                    IMC # 179121
POISON #2                                                                                                                    IMC # 141587
POISON #3                                                                                                                    IMC # 141588
POISON #4                                                                                                                    IMC # 179122
POISON #5                                                                                                                    IMC # 179123
POISON #6                                                                                                                    IMC # 141591
POISON #7                                                                                                                    IMC # 141592
POISON #8                                                                                                                    IMC # 179124

A total of eight (8) unpatented lode mining claims located in Sections 14 and 23, T7S, R1E, MDB&M, Owyhee County, Idaho owned by Nevada Mine Properties II, Inc and leased to Ammetco Inc. by that certain Letter Agreement dated November 6, 1996.